Exhibit 99.1

CONTACTS:	Sung Lee, Investors
(650) 524-7792

Marni Kottle, Media
(650) 522-5388

For Immediate Release

GILEAD SCIENCES APPOINTS ANDREW DICKINSON AS
CHIEF FINANCIAL OFFICER

Foster City, Calif., October 15, 2019 – Gilead Sciences, Inc. (NASDAQ: GILD) today announced that Andrew Dickinson has been appointed Chief Financial Officer (CFO), effective November 1. Mr. Dickinson currently serves as the company’s Executive Vice President, Corporate Development and Strategy, and in his new role he will continue to be a member of the senior leadership team, reporting to Daniel O’Day, Chairman and Chief Executive Officer.

Mr. Dickinson joined Gilead in 2016 and has transformed the way that the company approaches corporate development, expanding the kinds of transactions executed and implementing a broader and more strategic approach to deal-making. He served as the architect of the company’s 2017 acquisition of Kite Pharma, Inc. and of the 10-year, global research collaboration with Galapagos NV announced earlier this year. In his new role, Mr. Dickinson will retain responsibility for the corporate development and strategy organization.

“Andy is an exceptional, highly strategic leader. In addition to his impressive business and financial acumen and broad experience, Andy possesses strong creativity and vision. This has been evident in the way Gilead has approached acquisitions and partnerships under Andy’s leadership,” commented Mr. O’Day. “Over the past months, one of my key priorities has been to ensure we have an outstanding team of leaders to shape Gilead’s long-term success. I am pleased that with Andy’s appointment as CFO, we now have our full leadership team in place.”

Prior to his tenure at Gilead, Mr. Dickinson worked for nine years at Lazard Frères & Co., where he was Global Co-Head of Healthcare Investment Banking. Prior to Lazard, he was General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Gilead in 2006. Earlier in his career, he worked as a lawyer specializing in mergers and acquisitions. Mr. Dickinson received his B.A. in molecular, cellular and developmental biology at University of Colorado at Boulder and holds a J.D. from Loyola University of Chicago.

“It has been an incredible privilege to work at Gilead for the past three years and I am honored to have the opportunity to serve as the company’s next CFO,” said Mr. Dickinson. “I am looking forward to working with the talented teams across Gilead in this new role as we together seek to improve care for millions of people around the world who are in need of better treatment options.”

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

October 15, 2019	Page 2

Mr. Dickinson will work closely with Robin Washington, who currently serves as Executive Vice President and Chief Financial Officer, to ensure a smooth transition. As previously announced, Ms. Washington will remain at Gilead in an advisory capacity through the completion of the company’s reporting of 2019 financial results early next year.

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

###

For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.